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                                                                    Exhibit 11.0

Computation of Earnings per Share

The following represents the computation of earnings per share reflecting the assumption that the granted shares under the option and warrants plan which would be dilutive will be exercised.

                                                                                         Year Ended
                                                                                         December 31
                                                                    -----------------------------------------------------
                                                                        2003                 2002                2001
                                                                    ------------         ------------        ------------
Net earnings applicable to common shareholders - basic
and diluted                                                         $    (27,254)        $  3,000,671        $  1,806,001
                                                                    ============         ============        ============

Weighted average common shares outstanding                            12,332,363           12,284,364          12,232,283

Common share equivalents relating to stock options and
warrants                                                                       -              144,076             201,432
                                                                    ------------         ------------        ------------

Adjusted common and common equivalent shares for diluted
computation                                                           12,332,363           12,428,440          12,433,715
                                                                    ============         ============        ============

Net Earnings Per Share:
    Basic                                                           $       0.00         $       0.24        $       0.15
    Diluted                                                         $       0.00         $       0.24        $       0.15

Anti-dilutive options, warrants and preferred stock not
included in the diluted earnings per share computations                  491,000            1,290,697           1,935,527
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